Exhibit 99

Contact:	W. John Fuller For LNB Bancorp, Inc. 216.978.7643

LNB BANCORP NAMES SENIOR RETAIL EXECUTIVE

LORAIN, Ohio — June 17, 2005 — LNB Bancorp, Inc. (NASDAQ: LNBB) has named Richard E. Lucas as its Senior Retail Executive.

Lucas has more than 30 years of banking experience, and will report to Daniel E. Klimas, LNBB president and chief executive officer.

Lucas joins LNBB and its main affiliate, The Lorain National Bank, after serving as senior vice president and head of the retail banking division of Fifth Third Bank of Northeastern Ohio.

“Dick is a consummate banking professional with tremendous breadth and depth of banking experience and customer focus,” said Klimas. “He is an excellent addition to our leadership group.”

About LNB Bancorp, Inc.
LNB Bancorp, Inc. is a $781 million financial holding company with two wholly owned subsidiaries: The Lorain National Bank and Charleston Insurance Agency, Inc. and a 49-percent owned subsidiary, Charleston Title Agency, LLC. LNB Mortgage LLC and North Coast Community Development Corporation are wholly owned subsidiary of The Lorain National Bank. Brokerage services are provided by the bank through an agreement with Online Brokerage Services. For more information about LNB Bancorp, Inc., and its related products and services or to view its filings with the Securities and Exchange Commission, visit us at http://www.4lnb.com.